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Exhibit 5.1

        [PAUL, HASTINGS, JANOFSKY & WALKER LLP Letterhead]

August 3, 2004		24408.00100
Beazer Homes USA, Inc. 1000 Abernathy Road Suite 1200 Atlanta, Georgia 30328
Re:	Beazer Homes USA, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Beazer Homes USA, Inc., a Delaware corporation (the "Company"), and to the subsidiaries of the Company listed on Schedules 1 and 2 hereto (each, a "Guarantor" and collectively, the "Guarantors"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). The Registration Statement relates to the resale by certain selling securityholders of up to $180,000,000 aggregate principal amount of its 4 5/8% Convertible Senior Notes due 2024 (the "Notes"), the guarantees of the Notes (individually, a "Guarantee" and collectively, the "Guarantees") by the Guarantors and the Company's $0.01 par value common stock issuable upon conversion of the Notes (the "Shares").

        The Notes and the Guarantees have been issued under an indenture, dated as of June 8, 2004 (the "Indenture"), among Beazer, as issuer, the subsidiary guarantors named therein and SunTrust Bank, as trustee (the "Trustee").

        As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

  (i)
  the Registration Statement;

  (ii)
  the Indenture;

  (iii)
  the Notes;

  (iv)
  the Guarantees;

  (v)
  the certificate of incorporation of the Company and the bylaws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof (collectively, the "Company Charter Documents");

  (vi)
  the certificate of incorporation or corresponding formation document of each of the Guarantors listed on Schedule 1 hereto (such Guarantors are hereinafter referred to individually as a "Georgia/Delaware Guarantor" and collectively as the "Georgia/Delaware Guarantors") and the bylaws or corresponding governance document of each of the Guarantors as presently in effect as certified by the Secretary of each Guarantor as of the date hereof; and

  (vii)
  resolutions adopted by the Company's and each Georgia/Delaware Guarantor's board of directors (or equivalent governing body), certified by the respective Secretary of the Company and each such Georgia/Delaware Guarantor, relating to the execution and delivery of, and the performance by the Company and each of the Georgia/Delaware Guarantors of its respective obligations under, the Transaction Documents.

        In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        The Notes, the Guarantees and the Indenture are referred to herein, individually, as a "Transaction Document" and, collectively, as the "Transaction Documents".

        In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Company and the Georgia/Delaware Guarantors); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company and the Guarantors); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company and the Guarantors), enforceable against such parties (other than the Company and the Guarantors) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and the Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct; (ix) that the rights and remedies set forth in the Transaction Documents will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of the Company or any Guarantor; and (x) that each of the Guarantors (other than the Georgia/Delaware Guarantors) is validly existing under the laws of their respective jurisdiction of incorporation or organization. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

        Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

        1.     The Notes have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        2.     The shares of common stock initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

        3.     The Guarantees have been duly authorized, executed and issued by the Georgia/Delaware Guarantors and, assuming due authentication of the Notes by the Trustee, constitute valid and binding obligations of each of the Georgia/Delaware Guarantors enforceable in accordance with their terms.

        4.     Assuming (a) that the Guarantees and the Indenture have been duly authorized by each of the Guarantors listed on Schedule 2 hereto (the "Non-Georgia/Delaware Guarantors"), (b) that the execution, delivery and performance by the Non-Georgia/Delaware Guarantors of the Guarantees and the Indenture do not and will not violate the laws of the jurisdiction of such Non-Georgia/Delaware Guarantor's organization or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States), and (c) due authentication of the Notes by the Trustee, the Guarantees constitute valid and binding obligations of the Non-Georgia/Delaware Guarantors enforceable against the Non-Georgia/Delaware Guarantors in accordance with their terms.

        Our opinions set forth above in paragraphs 1, 3 and 4 are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

        We are members of the Bar of the States of New York and Georgia, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of (i) the States of New York and Georgia, and (ii) the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act.

        This opinion is rendered solely to you in connection with the Registration Statement. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

        We hereby consent to being named as counsel to the Company and the Guarantors in the Registration Statement, to the references therein to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

Schedule 1

Georgia/Delaware Guarantors
Beazer Allied Companies Holdings, Inc.
Beazer Homes Holdings Corp.
Beazer Homes Investment Corp.
Beazer Homes Sales Arizona Inc.
Beazer Homes Texas Holdings, Inc.
Beazer Homes Texas, L.P.
Beazer Mortgage Corporation
Beazer Realty Corp.
Beazer SPE, LLC
Homebuilders Title Services, Inc.

Schedule 2

Non-Georgia/Delaware Guarantors
April Corporation
Beazer Clarksburg, LLC
Beazer Homes Corp.
Beazer Realty, Inc.
Beazer Realty, Inc. (formerly Merit Realty, Inc.)
Beazer/Squires Realty, Inc.
Crossmann Communities of North Carolina, Inc.
Crossmann Communities of Ohio, Inc.
Crossmann Communities of Tennessee, LLC
Crossmann Communities Partnership
Crossmann Investments, Inc.
Crossmann Management, Inc.
Crossmann Mortgage Corp.
Cutter Homes, Ltd.
Deluxe Homes of Lafayette, Inc.
Deluxe Homes of Ohio, Inc.
Homebuilders Title Services of Virginia, Inc.
Paragon Title, LLC
Pinehurst Builders LLC
Texas Lone Star Title, L.P.
Trinity Homes LLC

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  Exhibit 5.1